UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2021

CATALYST BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Gateway Blvd, Suite 710, South San Francisco, CA 94080

(Address of principal executive offices)

(650) 871-0761

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CBIO	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Promotion of Grant Blouse

On July 14, 2021, Catalyst Biosciences, Inc. (the “Company”) announced that Grant Blouse has been promoted to Chief Scientific Officer of the Company. Dr. Blouse previously served as the Company’s Senior Vice President, Translational Research from January 2020 to July 2021 and as Vice President, Translational Research from July 2018 to January 2020. From May 2012 to June 2018, Dr. Blouse served as Principal Scientist and Project Manager at Novo Nordisk A/S, Haemophilia Enzymology. Prior to Novo Nordisk, Dr. Blouse was a Senior Scientist at the Company where he helped build the Company’s Protease Medicines platform including its next-generation hemophilia franchise and its complement programs. Dr. Blouse has held research and investigator positions at Aarhus University’s Department of Molecular Biology, Henry Ford Health System’s Division of Biochemical Research and Wayne State University School of Medicine’s Department of Pharmacology. Dr. Blouse earned his B.A. in Anthropology from the University of Delaware, his M.Sc. in Biochemistry from Clemson University and his Ph.D. in Pharmacology from Wayne State University School of Medicine.

Pursuant to the employment agreement dated as of August 27, 2018 between Dr. Blouse and the Company (the “Original Employment Agreement”), as amended by the amendment to the Original Employment Agreement effective as of July 1, 2021 between Dr. Blouse and the Company (the “Amendment to Original Employment Agreement” and, together with the Original Employment Agreement, the “Employment Agreement”), Dr. Blouse will receive a base salary of $414,000 annually. Dr. Blouse is eligible to receive an annual performance-based bonus up to 40% of his base salary, subject to his continued employment with the Company on the date the bonus is paid. Dr. Blouse is eligible to participate in the Company’s employee benefit plans on the same basis as generally made available to other employees of the Company, and he will enter into the Company’s standard form of indemnification agreement for the Company’s officers and directors. In addition, the Employment Agreement provides that if Dr. Blouse’s employment is terminated without “cause” (as defined in the Employment Agreement) or as a result of “constructive termination” (as defined in the Employment Agreement), in each case outside of the “change in control protection period” (as defined in the Employment Agreement), Dr. Blouse would be eligible to receive, subject to certain conditions described in the Employment Agreement, the following:

•	continued base salary for nine (9) months after the termination (the “Blouse Severance Period”);

•	accelerated vesting of options that would otherwise have vested during the Blouse Severance Period; and

•	payment by the Company of the same portion of Dr. Blouse’s monthly premium under COBRA as it pays for active employees until the close of the Blouse Severance Period.

In addition, if Dr. Blouse’s employment is terminated without “cause” or as a result of “constructive termination,” in each case during the change in control protection period, Dr. Blouse would be eligible to receive, subject to certain conditions described in the Employment Agreement, the following:

•

severance payments, equal to the sum of (a) 100% of Dr. Blouse’s annual base salary and (b) 100% of Dr. Blouse’s maximum annual performance-based bonus, paid in equal installments for twelve (12) months after the termination (the “Blouse Post-COC Severance Period”);

•	accelerated vesting of 100% percent of any unvested options; and

•	payment by the Company of the same portion of Dr. Blouse’s monthly premium under COBRA as it pays for active employees until the close of the Blouse Post-COC Severance Period.

The preceding description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Original Employment Agreement and the Amendment to Original Employment Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report and incorporated herein by reference.

There are no family relationships between Dr. Blouse and any director or officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Retirement of Howard Levy

On July 14, 2021, the Company announced that Howard Levy, the Company’s Chief Medical Officer, plans to retire from his position. Dr. Levy’s retirement will be effective as of August 15, 2021. Dr. Levy’s decision to retire did not result from any disagreement with the Company or its management. Dr. Levy will be joining the Company’s Clinical Advisory Board effective August 15, 2021 and will provide consulting services to the Company on its hemophilia programs.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Original Employment Agreement between Grant Blouse and Catalyst Biosciences, Inc., dated August 27, 2018.

10.2	Amendment to Original Employment Agreement between Grant Blouse and Catalyst Biosciences, Inc., effective as of July 1, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST BIOSCIENCES, INC.

Date: July 15, 2021	/s/ Clinton Musil
Clinton Musil
Chief Financial Officer